As filed with the United States Securities and Exchange Commission on October 24, 2024

[Registration No. 333-]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

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MasterCraft Boat Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	06-1571747
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

100 Cherokee Cove Drive
Vonore, Tennessee 37885
Telephone: (423) 884-2221
(Address, including zip code, of principal executive offices)

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SECOND AMENDED AND RESTATED MASTERCRAFT 2015 INCENTIVE AWARD PLAN

(Full title of the plan)
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Timothy M. Oxley
Chief Financial Officer, Treasurer and Secretary
MasterCraft Boat Holdings, Inc.
100 Cherokee Cove Drive
Vonore, Tennessee 37885
(423) 884-2221
(Name, address and telephone number, including area code, of agent for service)
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Copies to:

Zachary J. Davis

King and Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed in order to register an additional 350,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of MasterCraft Boat Holdings, Inc. (the “Company,” the “Registrant” or “we”) under the Company’s Second Amended and Restated MasterCraft 2015 Incentive Award Plan (the “Plan”), which are securities of the same class and relate to the same employee benefits plan as the 2,458,633 shares of Common Stock registered pursuant to the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) (File No. 333-205825) on July 23, 2015 (the “Prior Registration Statement”). The information contained in the Prior Registration Statement is hereby incorporated by reference pursuant to General Instruction E of Form S-8, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)
the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the SEC on August 30, 2024;

(b)
the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 23, 2024 for our Annual Meeting of Shareholders held on October 22, 2024 that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended June 30, 2024;

(c)
The Company’s Current Reports on Form 8-K, filed with the SEC on August 8, 2024, September 12, 2024, October 3, 2024, and October 23, 2024; and

(d)
The description of the Common Stock filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, filed with the SEC on September 9, 2022, together with any subsequent amendment or any report filed for the purpose of updating such description.

All reports and other documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

Notwithstanding the foregoing, unless expressly incorporated into this Registration Statement, to the extent that any information contained in any document, or any exhibit thereto, was or is deemed to have been furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company’s amended and restated certificate of incorporation, as amended (the “Charter”), includes provisions that eliminate the personal liability of its directors and officers for monetary damages for breach of their fiduciary duty as directors and officers.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Charter and fourth amended and restated by-laws of the Company (the “Bylaws”) provides that:

• The Company shall indemnify its directors and officers for serving the Company in those capacities or for serving other business enterprises at the Company’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

• The Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

• The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

• The Company will not be obligated pursuant to the Bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Company’s board of directors or brought to enforce a right to indemnification.

• The rights conferred in the Charter and Bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such person.

• The Company may not retroactively amend the provisions in the Bylaws to reduce its indemnification obligations to directors, officers, employees and agents.

The Company’s policy is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections. The Company also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Company and its officers and directors may be sufficiently broad to permit indemnification of the Company’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a)
The undersigned Company hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Second Amended and Restated MasterCraft 2015 Incentive Award Plan (incorporated by reference to Appendix B of the MasterCraft Boat Holdings, Inc. Form DEF14A, filed with the SEC on September 23, 2024)
5.1*	Opinion of King & Spalding LLP
23.1*	Consent of Deloitte & Touche LLP
23.3*	Consent of King & Spalding LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included in the signature page of the Registration Statement)
107*	Filing Fee Table

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* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vonore, Tennessee on the 24 day of October, 2024.

MASTERCRAFT BOAT HOLDINGS, INC.

By:	/s/ Timothy M. Oxley
Timothy M. Oxley
Chief Financial Officer, Treasurer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley M. Nelson and Timothy M. Oxley, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley M. Nelson	Chief Executive Officer and	October 24, 2024
Bradley M. Nelson	Director (Principal Executive Officer)

/s/ Timothy M. Oxley	Vice President, Chief Financial Officer, Treasurer and Secretary	October 24, 2024
Timothy M. Oxley	(Principal Accounting and Financial Officer)

/s/ Roch Lambert		October 24, 2024
Roch Lambert	Director

/s/ W. Patrick Battle		October 24, 2024
W. Patrick Battle	Director

/s/ Jaclyn Baumgarten		October 24, 2024
Jaclyn Baumgarten	Director

/s/ Donald C. Campion		October 24, 2024
Donald C. Campion	Director

/s/ Jennifer Deason		October 24, 2024
Jennifer Deason	Director

/s/ Peter G. Leemputte
Peter G. Leemputte	Director	October 24, 2024

/s/ Kamilah Mitchell-Thomas
Kamilah Mitchell-Thomas	Director	October 24, 2024